EXHIBIT (a)(1)(c)

WRITTEN INSTRUMENT AMENDING THE
AMENDED AND RESTATED
DECLARATION OF TRUST
OF PACIFIC FUNDS

RESOLVED, that the undersigned, being a majority of the Trustees of Pacific Funds, a Delaware business trust (the “Trust”), acting pursuant to Article III, Section 7 of the Amended and Restated Declaration of Trust, dated June 12, 2001 as amended to date (the “Declaration of Trust”), and having heretofore divided the shares of beneficial interest of the Trust into fourteen separate Series (each a “Series”), hereby amend the Declaration of Trust by designating and establishing one additional Series to be known as the “PF PIMCO Inflation Managed Fund”, such new Series to have the relative rights and preferences set forth in the Declaration of Trust and in the Registration Statement of the Trust as may be in effect from time to time.

IN WITNESS WHEREOF, the undersigned have caused these presents to be executed as of the 2nd day of October 2002.

/s/ Thomas C. Sutton	/s/ Lucie H. Moore
Thomas C. Sutton Trustee	Lucie H. Moore Trustee

/s/ Richard L. Nelson	/s/ Alan Richards
Richard L. Nelson Trustee	Alan Richards Trustee

/s/ Lyman W. Porter
Lyman W. Porter Trustee